UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 1, 2014
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MCG Capital Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	0-33377	54-1889518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 19th Street North, 10th Floor, Arlington, VA	22209
(Address of Principal Executive Offices)	(Zip Code)
(703) 247-7500
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)
Departure of Executive Vice President and Managing Director
On May 1, 2014 (the “Separation Date”), MCG Capital Corporation (“MCG” or the “Company”) accepted the resignation of Ehssan Peter Malekian from his position as Executive Vice President and Managing Director, effective as of the Separation Date. Mr. Malekian’s resignation is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.
Mr. Malekian and MCG have agreed to treat Mr. Malekian’s resignation as a termination by the Company other than for cause for purposes of the MCG Capital Corporation 2011 Severance Pay Plan. On the Separation Date, Mr. Malekian executed a letter agreement (the “Letter Agreement”), which sets forth the terms of his separation from the Company. Under the Letter Agreement, Mr. Malekian will receive: (i) all of his accrued compensation through the Separation Date; (ii) a payment in the amount of $281,250 (representing nine months of Mr. Malekian’s current base salary); (iii) full and immediate lapsing of forfeiture restrictions with respect to 179,959 shares of restricted common stock previously awarded to Mr. Malekian; and (iv) healthcare continuation benefits for a maximum of nine months from his date of departure. The Letter Agreement also requires that Mr. Malekian protect the Company’s confidential information following his employment with the Company.
Under the terms of his noncompetition and confidentiality agreement with the Company (i) for a period of ninety days after his employment with MCG, Mr. Malekian has agreed not to engage in any business or activity that competes with products, services or businesses of the Company and (ii) for a period of one year after his employment with MCG, Mr. Malekian has agreed not recruit or hire any of the Company’s employees, or solicit the Company’s clients and certain prospective clients.
Under law, the Letter Agreement may be revoked by Mr. Malekian at any time prior to May 8, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG CAPITAL CORPORATION
Date: May 2, 2014	By:	/s/ Beverly Jane Alley
Beverly Jane Alley Interim Chief Financial Officer